Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2023 Results

First Quarter Highlights:

•
Total Revenue Was $483.3 Million; Service Revenue¹ Was $351.3 Million, Up 15%
•
Net Income Was $16.4 Million and U.S. GAAP Diluted EPS Was $0.87, Inclusive of $3.5 Million and $0.18 Per Share in Tax-Effected Special Charges
•
Non-GAAP Adjusted EPS¹ Was $1.42, Up 8%
•
Adjusted EBITDA¹ Was $51.0 Million, Up 22%
•
Contract Awards Were $410 Million; TTM Contract Awards Were $2.4 Billion for a Book-to-Bill Ratio of 1.30

—Strong Revenue Performance Reflected ICF’s Expanded Capabilities in Growth Markets—

—ICF Reaffirms Its Full Year 2023 Guidance—

—Record Business Development Pipeline of $9.9 Billion at Quarter-End Underpins Significant Future Growth Potential—

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

RESTON, Va.— May 9, 2023 -- ICF (NASDAQ:ICFI), a global consulting and technology services provider, reported results for the first quarter ended March 31, 2023.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Our first quarter results represented a very strong start to the year. We achieved solid double-digit revenue growth and substantial margin expansion, and our business development pipeline increased 16% from year-end 2022 levels, after winning significant new contract awards. This performance has put us on track to deliver another year of record results in 2023.

“Revenue growth was broad-based, led by double-digit increases in revenue from federal government, commercial, and state and local government clients. Within those client categories, we continued to see strong demand for our services in the key growth areas of IT modernization, public health, disaster management, utility consulting and climate, environmental and infrastructure services. Included in first quarter revenues was a one-time media buy that represented approximately $6 million of the year-on-year total revenue growth for the period.

“In the first quarter, we took the strategic decision to exit a non-core commercial U.K. events service line, which we expect to fully wind down by the end of the second quarter. The revenue and profit impacts of this action in 2023 are immaterial and thus do not affect our 2023 guidance.

“At the same time, we continue to make investments in people and technology to ensure that we are well positioned to take advantage of the growth opportunities we see on the horizon. We are pleased to report that in the first quarter contract awards increased over 13% from year-ago first quarter levels, with over 85% of these sales representing new business, and that our business development pipeline increased to a record $9.9 billion. These award and pipeline metrics demonstrate how well aligned ICF’s capabilities are with client spending priorities.”

First Quarter 2023 Results

First quarter 2023 total revenue increased 16.9% to $483.3 million from $413.5 million in the first quarter of 2022. Service Revenue was $351.3 million, up 15.3% year-over-year from $304.6 million. Net income totaled $16.4 million, net income margin on total revenue was 3.4%, and U.S. GAAP diluted EPS was $0.87 per share in the 2023 first quarter, inclusive of $3.5 million, or $0.18 per share of tax-effected special charges, of which approximately $0.09 per share represented charges associated with the company’s decision to discontinue its non-core commercial U.K. events service line. This compares to $17.9 million and $0.94 per share last year, inclusive of $0.17 per share of tax-effected special charges.

Non-GAAP Adjusted EPS increased 8.4% to $1.42 per share, from the $1.31 per share reported in the first quarter of 2022. EBITDA¹ was $46.4 million, an increase of 24.1% compared to the $37.4 million reported a year ago. Adjusted EBITDA increased 21.8% to $51.0 million, from $41.8 million in the first quarter of 2022. Adjusted EBITDA Margin on Service Revenue¹ was 14.5%, an 80-basis-point improvement over the 13.7% reported in the year-ago quarter.

Backlog and New Business Awards

Total backlog was $3.7 billion at the end of the first quarter of 2023. Funded backlog was $1.7 billion, or approximately 45% of the total backlog. The total value of contracts awarded in the 2023 first quarter was $410 million, and trailing-twelve-month contract awards totaled $2.4 billion for a book-to-bill ratio of 1.3.

Government Revenue First Quarter 2023 Highlights

Revenue from government clients was $363.3 million, up 16.3% year-over-year.

•
U.S. federal government revenue was $267.7 million, 22.2% above the $219.0 million reported in the year-ago quarter. Federal government revenue accounted for 55.4% of total revenue, compared to 53.0% of total revenue in the first quarter of 2022.
•
U.S. state and local government revenue increased 13.3% to $74.9 million, from $66.1 million in the year-ago quarter. State and local government clients represented 15.5% of total revenue, compared to 16.0% in the first quarter of 2022.
•
International government revenue was $20.7 million, compared to $27.4 million in the year-ago quarter, mainly reflecting the wind-down of a short-term project with significant pass-through revenue that we highlighted throughout 2022. International government revenue represented 4.3% of total revenue, compared to 6.6% in the first quarter of 2022.

Key Government Contracts Awarded in the First Quarter 2023

ICF was awarded government contracts with an aggregate value of over $300 million. Notable awards won in the first quarter 2023 included:

Disaster Management and Mitigation

•
A new contract with a value of $25.9 million with a U.S. territory to support implementation of its new energy program that will provide eligible households with renewable energy installations in case of an extended power outage.
•
A contract modification with a value of $12.4 million with a Southern U.S. state to continue to provide Federal Emergency Management Agency Public Assistance grants management services.

Digital Modernization

•
Multiple contract modifications and expansions with a combined value of $19.0 million with the U.S. Department of Health and Human Services (HHS) Centers for Medicare & Medicaid Services to support digital modernization efforts, including cloud migration, for several of its programs.
•
Two contract modifications with a combined value of $12.2 million with the Office of Inspector General of a cabinet-level U.S. federal department to modernize and automate its business processes to improve the user experience.

Public Health

•
A new contract with a value of $8.8 million with the Centers for Disease Control and Prevention to provide content optimization services for its website.
•
A recompete contract with a value of $7.8 million with the Office of National Drug Control Policy to provide evaluation services for two of its programs addressing local drug crises.

Energy, Climate and Environment

•
A recompete contract with a ceiling of $18.0 million with the Los Angeles County Metropolitan Transportation Authority to provide environmental compliance services.
•
A contract modification with a value of $6.9 million with a Western U.S. state’s department of water resources to provide environmental compliance services related to a water infrastructure project.
•
A contract modification with a Northwestern U.S. public utility to provide support services for its public electric vehicle charging program.

Social Programs and Communications

•
A new contract with a value of $21.8 million with the Department of Justice to provide training and technical assistance to support organizations that serve victims and survivors of crime.
•
A new subcontract with a value of $12.3 million to provide school readiness grant support services for the Office of Head Start within the HHS Administration for Children and Families.
•
A contract modification with a value of $6.8 million with a directorate general of the European Commission to continue to implement a multi-annual communications campaign.

Commercial Revenue First Quarter 2023 Highlights

Commercial revenue was $119.9 million, up 18.8% above the $100.9 million reported in the year-ago quarter.

•
Commercial revenue accounted for 24.8% of total revenue compared to 24.4% of total revenue in the 2022 first quarter.
•
Energy markets, which include energy efficiency programs, represented 66.0% of commercial revenue. Marketing services and aviation consulting accounted for 27.8% of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter 2023

ICF was awarded commercial projects during the quarter with an aggregate value of approximately $100 million. Notable commercial awards won in the first quarter 2023 included:

Energy Markets

•
Multiple contract modifications with a large Southwestern U.S. gas utility to implement its portfolio of residential energy efficiency programs.
•
Two new contracts with a Southeastern U.S. utility to provide technology-based energy efficiency program services.
•
A contract extension with a Midwestern U.S. utility to continue to provide energy efficiency program implementation services for its residential portfolio.
•
A contract extension with a Midwestern U.S. utility to support its residential demand response program.

Commercial Marketing and Other Commercial Markets

•
A recompete master services agreement with a U.S. biopharmaceutical company to conduct monitoring/evaluation activities related to community-based programs funded by the company.
•
Two new contracts with a U.S. managed care company to provide paid search campaign and media buying services.

Dividend Declaration

On May 9, 2023, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 14, 2023, to shareholders of record on June 9, 2023.

Summary and Outlook

“Our strong first quarter performance together with our robust backlog and record business development pipeline support our expectations for substantial growth in 2023 and beyond.

“We are pleased to reaffirm our guidance for full year 2023 Service Revenue of $1.405 billion to $1.465 billion, representing year-on-year growth of 11.6% at the midpoint. Pass-through revenues are anticipated at approximately 28% of total revenue in 2023, implying total revenue of $1.930 billion to $2.0 billion. EBITDA is estimated to range from $210 million to $220 million, and Adjusted EBITDA Margin on Service Revenue is expected to be approximately 15%. U.S. GAAP diluted EPS is projected at $4.75 to $5.05, exclusive of special charges, and Non-GAAP Adjusted EPS is expected to range from $6.15 to $6.45. Operating cash flow is expected to be approximately $150 million in 2023.

“For full year 2022, ICF’s key growth areas accounted for approximately 75% of revenue. Revenues from these areas are anticipated to increase further as a percentage of revenue in 2023, and we expect them to grow at a rate of 10% or more in the aggregate over the next several years. In addition to accelerating our growth, our expanded capabilities in these markets, together with our work on education, training and human services programs, is enabling ICF to make a significant, positive impact on society,” Mr. Wasson concluded.

1 Non-GAAP Adjusted EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

####

About ICF

ICF is a global consulting and technology services company with approximately 9,000 employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2023	2022
Revenue	$483,282	$413,468
Direct costs	312,565	258,158
Operating costs and expenses:
Indirect and selling expenses	123,733	117,452
Depreciation and amortization	6,309	4,838
Amortization of intangible assets	9,224	5,317
Total operating costs and expenses	139,266	127,607

Operating income	31,451	27,703
Interest, net	(9,457)	(2,627)
Other expense	(558)	(439)
Income before income taxes	21,436	24,637
Provision for income taxes	5,038	6,775
Net income	$16,398	$17,862

Earnings per Share:
Basic	$0.87	$0.95
Diluted	$0.87	$0.94

Weighted-average Shares:
Basic	18,779	18,795
Diluted	18,949	19,012

Cash dividends declared per common share	$0.14	$0.14

Other comprehensive (loss) income, net of tax	(1,334)	2,659
Comprehensive income, net of tax	$15,064	$20,521

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2023	2022
Reconciliation of Service Revenue
Revenue	$483,282	$413,468
Subcontractor and other direct costs	(131,978)	(108,898)
Service revenue (3)	$351,304	$304,570

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$16,398	$17,862
Interest, net	9,457	2,627
Provision for income taxes	5,038	6,775
Depreciation and amortization	15,533	10,155
EBITDA (4)	$46,426	$37,419
Impairment of long-lived assets (5)	894	—
Acquisition-related expenditures (6)	803	1,319
Severance and other costs related to staff realignment (7)	2,495	1,226
Facilities consolidations and office closures (8)	359	—
Expenses related to the transfer to our new corporate headquarters (9)	—	1,882
Total Adjustments	4,551	4,427
Adjusted EBITDA	$50,977	$41,846

Net Income Margin Percent on Revenue (10)	3.4%	4.3%
EBITDA Margin Percent on Revenue (11)	9.6%	9.1%
EBITDA Margin Percent on Service Revenue (11)	13.2%	12.3%
Adjusted EBITDA Margin Percent on Revenue (11)	10.5%	10.1%
Adjusted EBITDA Margin Percent on Service Revenue (11)	14.5%	13.7%

Reconciliation of Non-GAAP Diluted EPS
U.S. GAAP Diluted EPS	$0.87	$0.94
Impairment of long-lived assets	0.04	—
Acquisition-related expenditures	0.04	0.07
Severance and other costs related to staff realignment	0.13	0.06
Facilities consolidations and office closures	0.02	—
Expenses related to the transfer to our new corporate headquarters	—	0.10
Amortization of intangibles	0.49	0.28
Income tax effects (12)	(0.17)	(0.14)
Non-GAAP Diluted EPS	$1.42	$1.31

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) We compute Service Revenue as U.S. GAAP revenue less subcontractor and other direct costs (which include third-party materials and travel expenses, excluding any associated margins), which we believe represents the service we provide to our customer for directly contracting with and managing the activities of subcontractors. We believe Service Revenue is a useful measure to investors that best represents services that we provide to clients through our own employees.

(4) The calculation of EBITDA for the three months ended March 31, 2022 has been revised to conform to the current period calculation of EBITDA. Specifically, interest income of $0.1 million was reclassified from “Other expense” to “Interest, net” on the consolidated statements of comprehensive income.

(5) We recognized impairment expense of $0.9 million in the first quarter of 2023 related to impairment of an intangible asset related to a prior acquisition.

(6) These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions.

(7) These costs are mainly due to involuntary employee termination benefits for our officers, and/or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(8) These costs are exit costs associated with terminated leases or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will (i) continue to pay until the contractual obligation is satisfied but with no economic benefit to us or (ii) we contractually terminated the obligation and ceased utilizing the facilities.

(9) These costs represent incremental non-cash lease expense associated with a straight-line rent accrual during the “free rent” period in the lease for our new corporate headquarters in Reston, Virginia. We took possession of the new facility during the fourth quarter of 2021, while also maintaining and incurring lease costs for the former headquarters in Fairfax, Virginia. The transition to the new corporate headquarters was completed in the fourth quarter of 2022.

(10) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(11) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(12) Income tax effects were calculated using the effective tax rate of 23.5% and 27.5% for the three months ended March 31, 2023 and 2022, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$5,364	$11,257
Restricted cash	3,572	1,711
Contract receivables, net	221,066	232,337
Contract assets	188,093	169,088
Prepaid expenses and other assets	28,341	40,709
Income tax receivable	8,420	11,616
Total Current Assets	454,856	466,718
Property and Equipment, net	85,445	85,402
Other Assets:
Goodwill	1,213,908	1,212,898
Other intangible assets, net	116,430	126,537
Operating lease - right-of-use assets	150,511	149,066
Other assets	51,280	51,637
Total Assets	$2,072,430	$2,092,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$26,000	$23,250
Accounts payable	109,854	135,778
Contract liabilities	25,771	25,773
Operating lease liabilities - current	16,124	19,305
Finance lease liabilities - current	2,400	2,381
Accrued salaries and benefits	61,428	85,991
Accrued subcontractors and other direct costs	43,109	45,478
Accrued expenses and other current liabilities	67,089	78,036
Total Current Liabilities	351,775	415,992
Long-term Liabilities:
Long-term debt	571,979	533,084
Operating lease liabilities - non-current	189,331	182,251
Finance lease liabilities - non-current	15,508	16,116
Deferred income taxes	69,343	68,038
Other long-term liabilities	27,805	23,566
Total Liabilities	1,225,741	1,239,047

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,919,338 and 23,771,596 shares issued at March 31, 2023 and December 31, 2022, respectively; 18,788,082 and 18,883,050 shares outstanding at March 31, 2023 and December 31, 2022, respectively	24	23
Additional paid-in capital	405,818	401,957
Retained earnings	716,795	703,030
Treasury stock, 5,131,256 and 4,906,209 shares at March 31, 2023 and December 31, 2022 respectively	(266,481)	(243,666)
Accumulated other comprehensive loss	(9,467)	(8,133)
Total Stockholders’ Equity	846,689	853,211
Total Liabilities and Stockholders’ Equity	$2,072,430	$2,092,258

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income	$16,398	$17,862
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) credit losses	567	(170)
Deferred income taxes	2,187	4,505
Non-cash equity compensation	3,750	3,563
Depreciation and amortization	15,533	10,154
Facilities consolidation reserve	—	(78)
Amortization of debt issuance costs	326	154
Impairment of long-lived assets	894	—
Other adjustments, net	(827)	353
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(18,716)	(59,689)
Contract receivables	10,929	31,473
Prepaid expenses and other assets	15,353	(11,708)
Operating lease assets and liabilities, net	1,016	(532)
Accounts payable	(26,083)	(9,815)
Accrued salaries and benefits	(24,678)	9,513
Accrued subcontractors and other direct costs	(2,613)	1,078
Accrued expenses and other current liabilities	(14,688)	(6,883)
Income tax receivable and payable	3,192	2,621
Other liabilities	629	544
Net Cash Used in Operating Activities	(16,831)	(7,055)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(6,441)	(6,454)
Payments for business acquisitions, net of cash acquired	(459)	—
Net Cash Used in Investing Activities	(6,900)	(6,454)

Cash Flows from Financing Activities
Advances from working capital facilities	334,995	329,690
Payments on working capital facilities	(293,640)	(291,662)
Other short-term borrowings	2,483	—
Receipt of restricted contract funds	2,916	4,301
Payment of restricted contract funds	(1,131)	(14,714)
Payments of principal portion of finance leases	(590)	—
Debt issue costs	—	—
Proceeds from exercise of options	111	92
Dividends paid	(2,641)	(2,644)
Net payments for stock issuances and buybacks	(22,815)	(22,268)
Payments on business acquisition liabilities	—	(121)
Net Cash Provided by Financing Activities	19,688	2,674
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	11	(525)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(4,032)	(11,360)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,968	20,433
Cash, Cash Equivalents, and Restricted Cash, End of Period	$8,936	$9,073

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$5,924	$2,760
Income taxes	$914	$949
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$—	$10,843

ICF International, Inc. and Subsidiaries

Supplemental Schedule(13)(14)

	Three Months Ended
	March 31,
Client Markets:	2023	2022
Energy, environment, infrastructure, and disaster recovery	39%	41%
Health and social programs	42%	38%
Security and other civilian & commercial	19%	21%
Total	100%	100%

	Three Months Ended
	March 31,
Client Type:	2023	2022
U.S. federal government	55%	53%
U.S. state and local government	16%	16%
International government	4%	7%
Total Government	75%	76%
Commercial	25%	24%
Total	100%	100%

	Three Months Ended
	March 31,
Contract Mix:	2023	2022
Time-and-materials	42%	40%
Fixed price	45%	44%
Cost-based	13%	16%
Total	100%	100%

(13) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(14) During the first quarter of 2023, we re-aligned our client markets from four to three and reclassified the 2022 percentages to conform to the current presentation. Certain immaterial revenue percentages in the prior year have also been reclassified due to minor adjustments and reclassification.